SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                                 FORM 8 - K

                               CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of Earliest event reported): May 14, 2004


                      BRAVO! FOODS INTERNATIONAL CORP.
       (Exact name of registrant as specified in its amended charter)


           Delaware                     0-20549             62-1681831
-------------------------------       ------------      -------------------
(State or other jurisdiction of       (Commission        (I.R.S. Employer
 incorporation or organization)       File Number)      Identification No.)

                        11300 US Highway 1, Suite 202
                     North Palm Beach, Florida 33408 USA
                  (Address of principal executive offices)

                               (561) 625-1411
                        Registrant's telephone number

                       China Premium Food Corporation
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        (Former name or former address if changed since last report)

Item 5 and Item 9

Public Conference Call
----------------------

      On May 14, 2004, the Company conducted a public conference call to announce and discuss the results contained in its Form 10-QSB filed on that date for the period ended March 31, 2004,. The following matters were discussed at that conference call:

      The Company reported total revenue of $438,206, with a gross margin of $108,085, for the period ended March 31, 2004, compared to total revenue of $397,430, with a gross margin of $317,068, for the same period in 2003. The Company reported these numbers within the context of its new revenue recognition model, effective January 1, 2004, by which it recognizes as


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revenue the total wholesale price of its finished product sold to retail outlets and the total cost of production by the Company's third party processors as cost of goods sold. Management explained that the new recognition model is based upon the implementation of a new co-pack arrangement with its processors, which will enable it to track sales of finished product against revenue in a more meaningful way, allowing for greater predictably in forecast analysis and strategic planning.

      The Company reported on the status of the launch of its new lines of flavored milk products. The Company reported that it has commitments from convenience store operators representing 5,701 stores, chain store supermarkets representing 5,271 stores, and distributors representing 6,000 stores. The Company's products are now carried up by 13 distributors that service 7-Eleven stores, which opens the opportunity for additional market penetration through these distributors in other stores that they service.

      Management offered guidance for revenues in the second quarter of 2004 in the range of $1.5 to $1.7 million under its new revenue recognition model, based upon the continuation of the launch of the Company's new products resulting in increased sales.



                                 Signatures

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       Bravo! Foods International Corp.


Date: May 17, 2004                     By:  /s/ Roy G. Warren
                                            -------------------------------
                                            Roy G. Warren,
                                            Chief Executive Officer


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